SUBSCRIPTION AGREEMENT



Bearguard Funds, Inc.
985 University Avenue, Suite 26
Los Gatos, California  95032

Gentlemen:

     The undersigned purchaser (the "Purchaser") hereby subscribes to the number of shares (the "Shares") of common stock of Bearguard Funds, Inc. (the "Company") as follows:

                                                           Aggregate
              Series             Number of    Per Share    Purchase
                                  Shares        Price        Price

     Bearguard Fund:              5,000          $10        $50,000
      Institutional Class
     Bearguard Fund:              5,000          $10        $50,000
      Investor Class                                       ---------
                                                           $100,000

     It is understood that a certificate representing the Shares shall not be issued to the undersigned, but such ownership shall be recorded on the books and records of the Company's transfer agent.
Notwithstanding the fact that a certificate representing ownership will not be issued, the Shares will be deemed fully paid and nonassessable.

     The Purchaser agrees that the Shares are being purchased for investment with no present intention to resell or redeem the Shares.


     Dated and effective as of the 18th of October, 1999.


                              Purchaser:




                                /s/  Robert W. Lishman, Jr.
                               -----------------------------
                               By:  Robert W. Lishman, Jr.

                      ACCEPTANCE


     The foregoing subscription is hereby accepted.


     Dated and effective as of the 18th day of October, 1999.


                              BEARGUARD FUNDS, INC.




                                /s/  Paul L. McEntire
                                -------------------------------------
                                By:  Paul L. Mc Entire, President